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                                                                   EXHIBIT 10.11

                        EMPLOYMENT AND COMPENSATION AGREEMENT

      This Employment and Compensation Agreement (the "Agreement") is entered into in Contra Costa County, California, as of the second day of October, 1998 by and between Finet Holdings Corporation, a Delaware corporation ("Finet") and collectively herein ("Employer") and L. Daniel Rawitch ("Employee"), who agree as follows:

      This Agreement is made with reference to the following facts:

      A. Employee has served as Finet's Chief Executive officer since May, 1995 without an employment agreement.

      B. Employer and Employee now wish to formalize Employee's current and future employment terms of Employee in anticipation of changes at Finet's senior management level.

      C. Employer and Employee (the "parties") have agreed to enter into this Agreement which shall. supersede and replace any and all prior understandings or agreements.

      D. Employee desires to perform services for Employer and Employer desires to engage Employee to perform services in accordance with the terms and conditions set forth in this Agreement.

      Now therefore, in consideration of the foregoing and of the covenants, representations and promises set forth in this Agreement, the parties hereto, agree as follows:

1.    EMPLOYMENT.

      a. Employer hereby offers Employee continued employment with Employer, and Employee hereby accepts continued employment, commencing on the date first above written, 1998 on the terms and conditions contained in this Agreement.

      b.    Employee shall serve as Chief Executive Officer ("CEO") of Finet.
In this capacity, Employee shall faithfully and diligently carry out such duties and have such responsibilities as are customary among persons employed in substantially similar capacities for similar companies, provided that Employee shall at all times be subject to the direction of Employer's Board of Directors. Employee agrees to the best of his ability and experience to perform loyally and conscientiously all of the duties and responsibilities required of him, either expressly or implicitly, by the terms of this Agreement.

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      c.    Should the potential changes in Finet's senior management include the appointment of a new CEO, as anticipated, Employee shall be employed in the position of President of Finet or such other position as shall be mutually agreed upon by the parties. In that capacity, Employee shall faithfully and diligently carry out such duties and have such responsibilities as are customary among persons employed in substantially similar capacities for similar companies, provided that Employee shall at all times be subject to the direction of the CEO of Finet.

      d. Location of Employee's employment shall be in the San Francisco Bay Area as determined by Employer.

2.    TERM OF EMPLOYMENT.

      Employee's Term of Employment in accordance with the terms of this Agreement, shall commence as of the date first above written and shall terminate upon the earlier of March 30, 2000, or as is otherwise specified in this Agreement (the "Term of Employment").

3.    COMMITMENT.

      Except as is otherwise provided herein, during the Term of Employment Employee shall devote one hundred (100%) percent of his entire productive time, ability, and attention to the business of the Employer. Except as is otherwise provided herein, Employee shall not render any services of a commercial or professional nature to any other person or organization, whether for compensation or otherwise, without the prior written consent of the CEO of Finet. However, the expenditure of reasonable amounts of time for educational, charitable, or professional activities shall not be deemed a breach of this Agreement if those activities do not materially interfere with the services required under this Agreement and shall not require the prior written consent of the CEO of Finet. Notwithstanding the foregoing, this Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs if those activities do not materially interfere with the services required under this Agreement.

4.    COMPETITIVE ACTIVITIES.

      a. During the Term of Employment, Employee shall not, directly or indirectly, own an interest in, operate, join, control, or participate in, or be connected as an officer, employee, agent, independent contractor, partner, shareholder or principal of any corporation, partnership, proprietorship, firm, association, person, or other entity producing, designing, providing, soliciting orders for, selling, distributing, or marketing products, goods, equipment, or services that compete directly or indirectly with Employer's products and services or Employer's business, without first obtaining the


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written approval of Employer.  Such approval may be rescinded by Employer if and when, in the opinion of Employer, such activities materially inhibit Employee's performance under this Agreement or place Employer at risk.

      b. For one year following his termination as an Employee of, or consultant to, Employer, whichever occurs later ("Posttermination Period"), Employee shall not be prohibited from employment in the mortgage industry involving activities similar to those engaged in prior to becoming an Employee of or consultant to Employer, except, however, Employee shall not undertake any employment or activity competitive with Employer's business in which the loyal and complete fulfillment of the duties of the competitive employment or activity would call on Employee to reveal or otherwise to use any confidential business information or trade secrets of Employer's business to which Employee had access by reason of his prior engagement by Employer.

      c. During the Term of Employment and the Posttermination Period, Employee shall not, directly or indirectly, either for himself or for any other person, firm, or corporation, divert or take away or attempt to divert or take away (and during the Posttermination Period, call on or solicit or attempt to call on or solicit) any of Employer's customers or patrons, including but not limited to those on whom he called or whom he solicited or to whom he catered or with whom he became acquainted during his prior engagement by Employer. Nothing herein shall limit Employee's right during the Posttermination Period, to call on or solicit or attempt to call on or solicit any of Employee's customers or patrons on whom he called or whom he solicited or to whom he catered or with whom he became acquainted during the period prior to his engagement by Employer.

      d. During the Term of Employment, Employee shall not undertake planning for or organization of any business activity competitive with Employees business or combine or join with other employees or representatives of Employer's business for the purpose of organizing any such competitive business activity.

      e. During the Term of Employment and the Posttermination Period, Employee shall not, directly or indirectly or by action in concert with others, induce or influence (or seek to induce or influence) any person who is engaged (as an employee, agent, independent contractor, or otherwise) by Employer to terminate his employment or engagement.

5.    COMPENSATION.

      a. As compensation for the services to be rendered by Employee hereunder during the Term of Employment, Employer shall pay Employee a Base Salary and additional compensation based upon the performance of Employee, as is more specifically set forth in Addendum A to this Agreement ("Adjusted Base Salary").

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      b.    Employee's Adjusted Base Salary, will be payable in accordance with
Employer's customary payroll practices.

6.    BENEFITS.

      In addition to the compensation described herein above, during the Term of Employment, Employee shall be eligible to receive the following benefits:

      a. Such health insurance and other benefits,, that Employer may, from time to time, make available to Employer's employees.

      b. Vacation time, sick leave, and personal time in accordance with Employer's vacation and absence policies, which Employer may, from time to time, maintain for employees at Employee's level of employment.

      c. Reimbursement of allowed business expenses, upon submission of documentation in accordance with Employer's regular expense reimbursement policies, for reasonable business expenses incurred on behalf of Employer by Employee.

      d. Participation in any savings plan, 401(k) plan, profit sharing plan or pension plan, which Employer may, from time to time, maintain for employees at Employee's level of employment, subject to plan eligibility.

7.    CONFIDENTIAL INFORMATION.

      a. Employee recognizes that, during the course of his employment with Employer, he will be exposed to certain nonpublic, confidential information, the disclosure of which to third parties would cause competitive injury to Employer. Such confidential information includes but is not limited to Employees investment plans or strategies, trade secrets, sources of supply, customer lists, lists of potential customers, customer or consultant contracts and the details thereof, pricing policies, operational methods, marketing and merchandising plans or strategies, business acquisition plans, personnel acquisition plans, unannounced products and services, research and development activities, processes, formulas, methods, techniques, technical data, know-how, inventions, designs, financial or accounting data, inventory reports, production schedules, cost and sales data, strategies, forecasts, and all other information that is not publicly available pertaining to the business of Employer or any of its affiliates. Such confidential information is hereinafter referred to as "Confidential Information".

      b. Confidential Information shall not include (i) any information which is or becomes publicly available other than through breach of this Agreement, or (ii) any information which is or becomes known or available to Employee on a non-confidential


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basis and not in contravention of applicable law from a source which is entitled to disclose such information to Employee.

      c. Employee agrees that he will not, while he is employed by Employer, divulge Confidential Information to any person, directly or indirectly, except to Employer or its officers and agents, or as reasonably required in connection with his duties on behalf of the Employer, except as is required by law or court order. Employee further agrees not to use, except on behalf of the Employer, any Confidential Information acquired by Employee during the Term of Employment. Employee agrees that he will not at any time after his employment with Employer has ended, divulge to any person, directly or indirectly, any Confidential Information, except -as is required by law or court order. Employee further agrees that, if his relationship with the Employer is terminated for any reason, he shall not take with him but will leave with Employer all records, papers, and computer software and data, and any copies thereof relating to the Confidential Information (or if such papers, records, computer software and data, or copies are not on the premises of Employer, Employee agrees to return such papers, records, and computer software and data immediately upon his termination). Employee acknowledges that all such papers, records, computer software and data, or copies thereof are and remain the property of Employer.

8.    VOICE MAIL AND ELECTRONIC MAIL.

      All voice mail and electronic mail on Employer's telephone or computer systems are the property of Employer and shall be non-personal, non-private and non-privileged to Employee, and Employee shall disclose to Employer all codes or passwords necessary for Employer to access such voice mail or electronic mail.

9.    COOPERATION.

      As a condition of his employment with Employer, Employee agrees that he will not disrupt, damage, impair, or interfere with the business of the Employer, such as by interfering with the duties of the Employer's employees, disrupting relationships with Employer's customers, agents, representatives, or vendors, or otherwise.

10.   TERMINATION.

      a. Employee may terminate this Agreement for any reason or for no reason upon providing Employer with sixty (60) days prior written notice of his intention to terminate.

      b. Employer may terminate this Agreement upon written notice to Employee prior to its expiration date for just cause or due to the Employee's death or substantial physical impairment which prevents Employee from performing his duties and

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responsibilities as set forth herein. For purposes of this Section, "just cause"
is defined as the failure of Employee to perform his duties and responsibilities as set forth herein to the satisfaction of Employer or a material violation of Section(s) 3., 4., or 9. hereof, fraud, misappropriation of funds, embezzlement, theft, physical assault on another person, drunkenness on the job, possession or use of narcotics on Employer's property, willful and material damage to Employer's property, conviction of a felony, repeated or material violations of Employer's policies.

      c. In the event Employee's employment is terminated by Employer for "just cause", as is defined herein, Employer shall have no further obligation to pay any compensation to or benefits on behalf of Employee, however all compensation accrued as of the date of termination shall be paid to Employee within forty five (45) days of termination.

      d. In the event Employee's employment is terminated by Employer for any reason other than "just cause", as is defined herein, or by Employee for any reason or for no reason, Employer shall continue to pay compensation to Employee at his then current total compensation rate to the later of expiration of this Agreement or twelve months after the date of termination.

      e. Upon termination of his employment, Employee agrees to deliver promptly to Employer all records, files, drawings, documents, specifications, blueprints, letters, notes, reports and computer software, and all copies thereof, and any and all materials relating to Employer's Confidential Information that is in his possession or control. At the time of termination, Employee will have an exit interview with Employer wherein Employee will certify that Employee has returned to Employer all tangible Confidential Information disclosed to him, and disclose Inventions conceived or developed by him during the Term of Employment.

      f.    Sections 4.,  10., 11., 12., 13., 14., 15., and 16., hereof, shall survive termination of this Agreement.

11.   ASSIGNMENT.

      The rights and liabilities of the parties hereto shall bind and inure to the benefit of their respective successors, executors and administrators, as the case may be; provided that, as Employer has specifically contracted for Employee's services, Employee may not assign or delegate his duties and responsibilities under this Agreement either in whole or part without the prior written consent of Employer. Employer may assign its rights and obligations to a successor in interest to Employer, provided such successor assumes all obligations and liabilities thereunder.


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12.   SEVERABILITY OF PROVISIONS.

      In the event any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, (a) such provision will be fully severable, (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid, or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

13.   MEDIATION AND ARBITRATION.

      Initially all claims and controversies of any kind relating to this Agreement shall be submitted to mediation pursuant to the services of an established mediation service with the venue of the mediation being San Francisco, CA. In the event the matter cannot be disposed of by mediation, all claims and controversies of any kind relating to this Agreement shall be finally settled by binding arbitration before a single arbitrator in San Francisco, CA, in accordance with the rules then in effect from the American Arbitration Association. All parties to this Agreement shall be bound by the decisions in an any such arbitration, and judgment upon such arbitration may be entered by any court of proper jurisdiction. Attorney's fees and costs shall be allocated by agreement in mediation or by the arbitrator in arbitration.

14.   NOTICES.

      Any notice provided for in this Agreement must be in writing and must be either personally delivered, or mailed by certified mail (postage prepaid and return receipt requested), or sent by reputable overnight courier service, to the recipient at the address below indicated:

            To Employer:      Chief Executive Officer
                              Finet Holdings Corporation
                              505 Sansome Street, #41420
                              San Francisco, CA 94111

, or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement will be deemed to have been given when so delivered or if mailed, five (5) days after deposit in a U.S. Postal facility.


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

15.   ENTIRE AGREEMENT: AMENDMENTS AND WAIVERS.

      This Agreement contains the sole, complete, final, exclusive and entire agreement between the parties pertaining to the employment of Employee by Employer and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No amendment, supplement, modification, rescission or waiver of this Agreement shall be binding unless executed in writing by the parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a continuing waiver unless otherwise expressly provided. The parties expressly acknowledge that they have not relied upon any prior agreements, understandings, negotiations or discussions, whether oral or written.

16.   CHOICE OF LAW.

      The rights and duties of the parties will be governed by the law of the State of California, excluding any choice-of-law rules that would require the application of laws of any other jurisdiction.

17.   INSURANCE.

      Employee shall cooperate at no cost to him with Employer, should Employer wish to purchase key-man insurance on Employee's life.







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      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

EMPLOYER                                EMPLOYEE


By:  /s/ S. Lewis Meyer                 By:  /s/ L. Daniel Rawitch
   --------------------------------        -------------------------------------
         S. Lewis Meyer,                         L. Daniel Rawitch
         Co-Chairman






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                                      ADDENDUM A

                                 EMPLOYMENT AGREEMENT

                                  L. DANIEL RAWITCH


 Base Salary:                            $150,000 per year, payable in
                                         accordance with Employer's normal
                                         payroll  practices, plus annual cost
                                         of living adjustments.

                                         Employee shall also receive bonus
                                         income of two percent (2%) of Finet's
                                         pre-tax GAAP net income, payable
                                         quarterly.

 Deferred Compensation:                  At the time of this Agreement,
                                         Employee was owed approximately
                                         $71,000 as deferred compensation from
                                         Employer's 1997 and earlier fiscal
                                         years. Employer agrees to pay the
                                         amount owed to Employee in full prior
                                         to the termination of this Agreement,
                                         at a rate of not less than $3,000
                                         month, and to continue to pay $3,000
                                         per month thereafter as  compensation,
                                         for the duration of this Agreement.

 Benefits:                               Employee shall receive standard
                                         benefits provided to Finet senior
                                         executives, including medical, dental,
                                         life and four weeks paid vacation.

 Directorship:                           Employee shall serve as a member of
                                         Employer's Board of Directors as an
                                         employee for the term of this
                                         Agreement and as a non-employee
                                         Director  thereafter.

                              FINET HOLDINGS CORPORATION
                            3021 Citrus Circle, Suite 150
                                Walnut Creek, CA 94598

                                   February 3, 1999



Mr. L. Daniel Rawitch
953 Dorcey Drive
Incline Village, Nevada 89451

Dear Dan:

      This will confirm the following agreements arrived at today by and between you and Finet Holdings Corporation (the "Company"), as authorized by the Compensation Committee. This letter agreement ("Agreement") is deemed to amend and supersede any and all employment agreements and understandings between you and the Company, except as otherwise specifically provided herein.

      1. You will be issued a common stock purchase warrant (the "Warrant") entitling you to purchase 600, 000 shares of the Company's common stock at $ 1. 03 per share. The purchase price for the warrant will be $15,000. The warrant will be for a five year period and the shares issuable pursuant to the warrant ("Shares") will be included in the Company's next registration of common stock following the effective date of this Agreement. The foregoing notwithstanding, in the event of the termination of your employment for any reason other than without cause, the Company will have the right to repurchase the Warrant or the Shares issued upon exercise of the Warrant, which repurchase right will lapse at the rate of 25% per year over 4 years, as of January Ist of each year following the date of this Agreement. The repurchase price for the Warrant will be $0.25 per share and the repurchase price for Shares issued upon exercise of the Warrant will be $1.25 per share. The Warrant and the Company's repurchase rights will be evidence by separate agreements consistent with the terms of this Agreement.

      2. Section 10d. of the Employment and Compensation Agreement dated October 2, 1998 between you and the Company is hereby amended in its entirety to read as follows:

      "In the event Employee's employment is terminated by Employer for any reason other than "just cause" as is defined herein, Employer shall continue to pay compensation to Employee at his then current total compensation rate to the later of the expiration of this Agreement or 12 months after the date of termination."

Mr. L. Daniel Rawitch
February 3, 1999
Page 2


      3. In consideration for the issuance of the Warrant and for other valuable consideration, receipt of which is hereby acknowledged, you and the Company agree that you shall have no further anti-dilution rights pursuant to the agreement between you and the Company as reflected in that certain Unanimous Written Consent of the Company's Board of Directors dated January 30, 1996, that all anti-dilution rights you may have or claim under such understanding will be satisfied in full by the execution, delivery and performance of this Agreement by the Company, and further, that such understanding is hereby terminated. You represent and warrant that you hold no other anti-dilution rights regarding any Company securities, either directly or indirectly, other than those possessed generally by employees of the Company pursuant to the Company's standard stock option agreements.

      4. You and the Company agree that the Employment and Compensation Agreement, as amended in this Agreement, represents and contains all employment agreements and understandings between you and the Company as of this date.

      Please acknowledge your agreement with the foregoing by signing and return the enclosed copy of this letter.


                                   FINET HOLDINGS CORPORATION


                                   By:   /s/  S. Lewis Meyer
                                      -----------------------------------------
                                              S. Lewis Meyer
                                              Chairman of the Compensation
                                          Committee of the Board of Directors


Accepted and agreed to this  12th
day of  March, 1999:       ------
       ------

     /s/  L. Daniel Rawitch
----------------------------------
          L. Daniel Rawitch